Exhibit 99.1

Yew Bio-Pharm Group Announces Submission of its Application to List on the NASDAQ

EL MONTE, California, Sept. 25, 2018 (GLOBE NEWSWIRE) -- Yew Bio-Pharm Group, Inc. (OTCQB:YEWB) (“YEWB” or the “Company”), a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine, handicraft products made from yew timber and yew candle and soap made with yew essential oil in China, is pleased to announce that the Company has submitted its application to list its common shares on the NASDAQ Capital Market (“NASDAQ”).

The listing of the Company’s common shares on NASDAQ remains subject to the approval of NASDAQ and the satisfaction of all applicable listing and regulatory requirements, including the share-price requirements which the company does not meet at this time. The Company may seek the Board’s approval for a share reverse split in order to meet the share-price requirements of NASDAQ, but nothing is definitive in this regard as at the present time.

The Company’s common shares will continue to trade on the OTCQB under the ticker symbol YEWB until NASDAQ approval and up-listing.

ABOUT YEW BIO-PHARM GROUP, INC. (OTCQB:YEWB)

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains taxol, and TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers.  The Company uses a patented, accelerated growth technology to speed the growth and maturity and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them. Yew Bio-Pharm also recently established a division to focus on organic foods and dietary supplements with the aim of developing new business opportunities in related industries. To learn more, please visit www.yewbiopharm.com

SAFE HARBOR

This press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: our ability to collect from our largest customers; our dependence on a small number of customers for raw materials, including a related party; our ability to continue to purchase raw materials at relatively stable prices; our dependence on a small number of customers for our yew trees for reforestation; our ability to market successfully raw materials used in the manufacture of traditional Chinese medicines; and our ability to receive continued preferential tax treatment for the sale of yew trees and potted yew trees.  From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K. Yew Bio does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as required under applicable law.

Company Contacts:

Henry Pang

Yew Bio-Pharm Group, Inc.

Tel: (626) 401-9588

hpang@yewbiopharm.com